Exhibit 3.61

ARTICLES OF ORGANIZATION

OF

ADESA-South Florida, LLC

The undersigned, acting pursuant to the provisions of the Indiana Business Flexibility Act, Indiana Code §23-18-1 et. seg. (the “Act”), for the purpose of forming a limited liability company (hereinafter referred to as the “Company”) under the laws of the State of Indiana, hereby sets forth the following:

1. NAME. The name of the Company formed pursuant to these Articles of Organization shall be ADESA-South Florida, LLC.

2. REGISTERED OFFICE. The initial registered office of the Company in Indiana shall be 1919 S. Post Road, Indianapolis, Indiana 46204. The initial registered agent for the Company at such office shall be Jerry Williams, Esq.

3. DURATION. The Company shall continue in existence until December 31, 2051, unless earlier dissolved pursuant to the Act or the terms and conditions of that certain operating Agreement dated of even date herewith, as amended from time to time, among the members of the Company (the “Operating Agreement”).

4. PURPOSE. The purposes of the Company shall be to (a) own and operate a vehicle auction in Dade County, Florida (or such other location(s) as determined by the Members) and all businesses and activities reasonably related or ancillary thereto and (b) to own, operate, or conduct such other businesses and activities as may from time to time be determined by the members to the fullest extent permitted under the Act.

5. TRANSFER OF MEMBERS’ INTERESTS. Except as otherwise ;provided in the Operating Agreement, no member may sell, assign, pledge &’ otherwise transfer or encumber all or any part of his or its interest in the Company without the unanimous consent of all of the other members of the Company.

6. MANAGER. The Company shall be managed by ADESA Corporation (the “Manager”) in accordance with the provisions of the Operating Agreement. The Manager shall have full, complete and exclusive discretion to take any and all action of whatever type in furtherance of the management and operation of the Company’s operations and shall be fully authorized to take and to make all decisions as it deems necessary or appropriate with respect thereto.

7. FORMATION. The name and post office address of the person forming the Company is Robert J. Hicks, 4000 Bank One Tower, 111 Monument Circle, Indianapolis, Indiana 46204.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization this 14th day of July, 1994.

/s/ Robert J. Hicks
Robert J. Hicks
4000 Bank One Tower
111 Monument-Circle
Indianapolis, Indiana 46204

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